Exhibit 99.1

American Realty Capital New York Recovery REIT Inc. Acquires Portfolio of Five Retail Condominiums in Manhattan, NY

New York, NY – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that it has acquired a portfolio of five retail properties in Manhattan, New York, at a purchase price of  approximately $35,000,000.  The portfolio was purchased at an average capitalization rate of 7.22% ($3,638 per rentable square foot) and financed with five-year fixed rate 4.29% debt.  The acquisition closed on December 1, 2010.

The properties are located on Bleecker Street in Greenwich Village and are 100% leased to five high-end fashion tenants: Marc Jacobs, Michael Kors, Burberry, Mulberry and APC.  Each of the leases has 3% annual rent increases and remaining lease terms ranging from approximately 6 years to 12 years.  The five retail properties are ground-floor commercial condominium units aggregating 9,300 square feet situated in three buildings between West 11th and Charles Streets. These three blocks along Bleecker Street are currently home to many prestigious retailers, including Ralph Lauren, Brooks Brothers, Tommy Hilfiger and Robert Marc.

“We are pleased to be buying this very high quality real estate with world class tenants in one of Manhattan’s unique neighborhoods,” said Michael Happel, Chief Investment Officer and Executive Vice President of the Company.  “In our view, we are purchasing this premier showcase retailing space at a very attractive current yield, providing our investors with durable income and significant long-term growth potential.”

American Realty Capital New York Recovery REIT, Inc. is a public non-traded REIT that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc., please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com